EXHIBIT 10.2

AGREEMENT TO AMEND THE

EXECUTIVE SEVERANCE AGREEMENT

This Agreement (the “Amendment”) to amend the Executive Severance Agreement, entered into June 6, 2023 (the “Executive Severance Agreement”) by and among HMN Financial, Inc., a Delaware corporation (the “Company”), the Company’s wholly-owned subsidiary Home Federal Savings Bank, a federally chartered savings bank (the “Bank”), and Lawrence McGraw (the “Executive”).

BACKGROUND

A.        The Executive is a key member of the management of the Company and the Bank and has heretofore devoted substantial skill and effort to the affairs of the Company and the Bank.

B.        The Company, Bank and Executive have agreed to amend the Executive Severance Agreement to provide Executive with a bonus payable upon a change in lieu of certain severance payments that would have otherwise been made to Executive in the event Executive was separated from employment with the Company and the Bank under certain identified circumstances.

C.        The parties desire to enter into this Amendment, which supersedes, negates and replaces the sections of the Executive Severance Agreement referenced below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Company, Bank and the Executive agree to amend the Executive Severance Agreement as follows:

1.	Section 3 is amended so that the introductory paragraph reads as follows:

3.    Severance Payments and Benefits; Change of Control Bonus. If, during the Term of this Agreement, either (1) the employment of the Executive with the Company and the Bank is terminated by the Company and the Bank without Cause (as defined in the Company’s 2017 Equity Incentive Plan) and other than as a result of the Executive’s death or Disability (as defined in the Company’s 2017 Equity Incentive Plan), or the Executive resigns for Good Reason (as defined in Section 3(g) below) (either such event, a “Qualifying Termination”) or (2) the Company undergoes a Change of Control, then, subject to satisfaction of the conditions set forth in Section 3(c) of this Agreement, the Executive will receive the severance payments and benefits identified in this Section 3(a) or the Change in Control bonus described in Section 3(b), as applicable.

2.	Section 3(b) is replaced in its entirety with the following:

(b)          Change of Control Bonus. If a Change in Control occurs during the Term and prior to, or on the same day as, the Executive’s Termination Date, then the Company or the Bank shall provide to Executive the following payments and benefits:

(i)         Payment of a cash amount equal to two (2.0) times the sum of (A) the Executive’s annualized base salary as of the Change in Control, and (B) an amount equal to the Executive’s target annual incentive bonus for the calendar year in which the Change of Control occurs, less applicable withholdings. Such amount shall be payable to the Executive by the Company or the Bank in a lump sum on the Company’s first payroll date following the 60th day after the Change in Control but in no event later than 75 days after the Change in Control.

(ii)        If Executive was enrolled in a group health and dental plan sponsored by the Company or Bank immediately prior to the Change in Control, payment of a lump sum amount equal to 24 times the monthly amount the Company or the Bank expends immediately prior to the Change in Control for its share of the premiums for health and dental insurance coverage for Executive and Executive’s eligible spouse and dependents, less applicable withholdings. Such lump-sum payment will be paid to Executive at the same time as the payment specified in Section 3(b)(i).

(iii)       Payment of a lump sum amount equal to 24 times the monthly amount the Company or the Bank expends as of the Change in Control for its share of the premiums for 24 months of life and disability insurance coverage for the Executive under the Company’s or Bank’s then current plans for employees, less applicable withholdings,. Such lump-sum payment will be paid to Executive at the same time as the payment specified in Section 3(b)(i).

3.	Section 3(c) is amended to read as follows:

(c)        Conditions to Payments. Notwithstanding the foregoing provisions of this Section 3, neither the Company nor the Bank will be obligated to make any payments to or on behalf of Executive under Sections 3(a) or 3(b) unless (i) the Executive signs a release of claims in favor of the Company and the Bank in a form to be prescribed by the Company (the “Release”), (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without the Executive rescinding the Release, and (iii), solely with respect to Section 3(a), the Executive is in compliance with Executive’s continuing obligations to the Company and the Bank (including but not limited to those in Section 4 of this Agreement). The payments provided for in this Section 3 shall be in addition to any salary or other remuneration otherwise payable to the Executive on account of employment by the Company, the Bank or one or more of either of their subsidiaries (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the Change in Control) but shall be reduced by any severance pay which the Executive receives from the Company, the Bank, or their subsidiaries under any other policy or agreement of any of such entities in the event of termination of Executive’s employment.

Except as provided above, the terms and conditions of the Executive Severance Agreement will remain in full force and effect, including, but not limited to, the requirement that you execute the Release described in Section 3(c) as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date first above written.

HMN FINANCIAL, INC.

By:	/s/ Bradley Krehbiel
Bradley Krehbiel, its President and CEO

HOME FEDERAL SAVINGS BANK

By:	/s/ Bradley Krehbiel
Bradley Krehbiel, its President and CEO

Executive

/s/ Larry McGraw
Larry McGraw

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